Exhibit 99.1

Jones Soda Co. Reports Fiscal 2012 First Quarter Results

SEATTLE--(BUSINESS WIRE)--May 10, 2012--Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the first quarter ended March 31, 2012. Revenue for the first quarter 2012 decreased 6% to $3.9 million compared to revenue of $4.1 million for the first quarter 2011. The Company reported a net loss of $1.7 million, or $(0.05) per share, for each of the first quarters of 2012 and 2011.

William Meissner, Jones Soda Chief Executive Officer commented, “We are pleased with our gross margin improvement in the first quarter. We have been working to increase the efficiency of our product portfolio, while decreasing the cost of getting our products to market. We are pleased that this effort is delivering results. Seeing the traction of these improvements just before we head into the warmer months where our products typically are consumed more rapidly is encouraging.”

First Quarter Review - Comparison of Quarters Ended March 31, 2012 and 2011

  Revenue decreased 6% to $3.9 million, compared to $4.1 million last year.
  Gross margin increased to 27% of revenue, compared to 24% of revenue, last year.
  Operating expenses decreased 3% to $2.7 million compared to $2.8 million last year.
  Net loss was essentially flat at $1.7 million, or $(0.05) per share for the first quarter 2012 compared to last year.

Balance Sheet

As of March 31, 2012, the Company had cash and cash equivalents of approximately $3.3 million and working capital of approximately $4.9 million. Cash used by operations during the quarter ended March 31, 2012 totaled $1.3 million versus cash used in operations of $2.1 million during the first quarter of 2011. Cash as of March 31, 2012 increased $1.6 million over the balance at December 31, 2011 as a result of the registered direct offering the Company closed on February 7, 2012, issuing 6,415,000 shares of common stock and warrants to purchase 3,207,500 shares of common stock. The Company received net proceeds of approximately $2.8 million.

Conference Call

The Company will discuss its results for the quarter ended March 31, 2012 on its scheduled conference call today, May 10, 2012 at 4:30 p.m., Eastern time (1:30 p.m., Pacific). This call is being webcast and both the webcast and slide presentation can be accessed by visiting our website at www.jonessoda.com or www.jonessoda.com/company/jones-press/webcasts. Investors may also listen to the call via telephone by dialing (719) 325-4767 (confirmation code: 5796451). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 5796451) through May 17, 2012, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® markets and distributes premium beverages under the Jones® Soda and WhoopAss™ Energy Drink brands and sells through its distribution network, in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors, highest quality ingredients, including pure cane sugar and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as "will," "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming". Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others, its ability to successfully execute on its 2012 operating plan; its ability to generate sufficient cash flow from operations; its ability to streamline operations, reduce operating expenses, and reduce and slow its use of cash ; its ability to secure additional financing; its ability to maintain compliance with the continued listing requirements of The Nasdaq Capital Market, its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its use of the net proceeds from any financings to improve its financial condition; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to establish, maintain and expand distribution arrangements with distributors, retailers or national retail accounts; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation; and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's operations or financial results is included in Jones Soda's most recent annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on March 30, 2012. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands, except share data)
Revenue	$3,862	$4,087
Cost of goods sold	2,814	3,087
Gross profit	1,048	1,000
Gross profit %	27.1%	24.5%
Licensing revenue	5	5
Operating expenses:
Promotion and selling	1,357	1,280
General and administrative	1,332	1,480
	2,689	2,760
Loss from operations	(1,636)	(1,755)
Other (expense) income, net	(11)	72
Loss before income taxes	(1,647)	(1,683)
Income tax (expense) benefit, net	(25)	13
Net loss	$(1,672)	$(1,670)

Net loss per share - basic and diluted	$(0.05)	$(0.05)
Weighted average basic and diluted common shares outstanding	35,978,771	31,453,016
	Three Months Ended March 31,
Case sales data (288-ounce equivalent)	2012	2011
Finished product cases	296,000	302,000
JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
	(Unaudited)
Assets	(In thousands)
Current assets:
Cash and cash equivalents	$3,326	$1,709
Accounts receivable	2,425	1,966
Inventory	2,603	2,386
Prepaid expenses and other current assets	215	204
Total current assets	8,569	6,265
Fixed assets	710	844
Other assets	536	548
Total assets	$9,815	$7,657

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,041	$1,278
Accrued expenses	1,525	1,323
Taxes payable	18	64
Other current liabilities	49	48
Total current liabilities	3,633	2,713
Long-term liabilities - other	527	539
Shareholders' equity:
Common stock, no par value:
Authorized: 100,000,000
Issued and outstanding: 38,515,882 and 32,100,882 shares, respectively	52,905	50,090
Additional paid-in capital	7,207	7,116
Accumulated other comprehensive income	436	420
Accumulated deficit	(54,893)	(53,221)
Total shareholders' equity	5,655	4,405
Total liabilities and shareholders' equity	$9,815	$7,657

CONTACT:
ICR, Inc.
Brendon Frey
203-682-8200 or Brendon.frey@icrinc.com
or
Jones Soda Co.
James P. Stapleton
Chief Financial Officer
206-436-8701 or jstapleton@jonessoda.com